Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Wayne Pratt, Vice President, CFO
(602) 389-8797

BRILLIAN CORPORATION REPORTS THIRD-QUARTER RESULTS

TEMPE, ARIZ., October 30, 2003 - Brillian Corporation (Nasdaq: BRLC), a manufacturer of Liquid Crystal on Silicon (LCoS®) microdisplays for rear-projection, high-definition televisions and near-to-eye applications, such as monocular and binocular headsets, today announced its first financial results as an independent company1.

For the third quarter ended September 30, 2003, Brillian reported revenue of $703,000, up 104% from the year-ago quarter. Revenue for the nine-month period was $1.8 million, up 131% from the comparable period of 2002. Net loss for the quarter was $4.5 million, including approximately $699,000 in one-time, spin-off related costs. Despite these costs, the reported net loss for the quarter fell 12.5 % from the net loss in the third quarter of 2002. Net loss for the nine-month period ended September 30, 2003, was $13.8 million, including approximately $1.5 million of one-time, spin-off related costs. Net loss for the comparable period in 2002 was $18.3 million. Net loss per share was $0.84 for the quarter of and $2.59 for the nine-month period ended September 30, 2003. Per share information is not presented for 2002 because we were not a publicly held company. Income per share is presented for the quarter and nine months ended September 30, 2003, as our common shares were publicly distributed on September 15, 2003. The calculation of loss per share for these periods assumes that our common shares were outstanding for the entire period.

Brillian ended the quarter with cash and cash equivalents of $19.5 million, working capital of $22.6 million, stockholders’ equity of $43.2 million, and no debt.

“During the quarter, we made significant progress on three important fronts,” said Vincent F. Sollitto Jr., President and CEO of Brillian. “First, we successfully completed the spin-off of Brillian from TFS and are now trading on the Nasdaq National Market . Second, we have refocused our business to better leverage Brillian’s second-generation LCoS® technology leadership for the fast-growing rear-projection TV (RPTV)

[1] On September 15, 2003, Brillian completed the spin-out from Three-Five Systems, Inc. (NYSE: TFS). TFS stockholders received one share of Brillian common stock for every four shares of TFS common stock they owned.

marketplace and the emerging near-to-eye market. In 2004, we plan to manufacture high-end RPTVs and market them through leading OEM channel partners worldwide. Third, we re-designed our organizational structure around research, product development, and manufacturing — the disciplines that will give us the flexibility to execute quickly and effectively in the marketplace.”

Business Outlook

As Brillian focuses on its RPTV product, we do not anticipate appreciable revenue ramp-up until the third and fourth quarters of fiscal 2004. In fact, revenue may decrease as we narrow our product focus. Further, we expect that research and development in the fourth quarter of 2003 will increase as we incur substantial costs associated with developing our first RPTV platform. We believe this increased spending will result in our reporting a net loss before income tax benefit for the fourth quarter of 2003 of $7.0 million to $8.0 million. After the fourth quarter, research and development spending is expected to return to levels similar to those recorded in the third quarter. Each time we develop a new RPTV platform, we anticipate one-time costs of approximately $1.75 million to $2.25 million.

In terms of preliminary guidance for fiscal 2004, Brillian reiterates the guidance previously given regarding our target business model. Specifically, gross margin break-even is projected to occur at approximately $5 to $6 million in quarterly revenue, operating income break-even is projected to occur at $14 to $16 million of quarterly revenue, and our target business model of 13% operating income is projected to occur at $20 to $25 million of quarterly revenue.

We do not expect our HDTV order book to firm up earlier than the second quarter of 2004. However, at this time, based on LCoS imager forecasts for both projection and head mounted display applications, and our RPTV development timeline, we anticipate approaching gross margin break-even as early as the third quarter of 2004 and expect to approach operating income break-even as early as the fourth quarter of 2004.

Brillian will host a conference call today, October 30, 2003, to discuss its third-quarter financial results and future outlook. The conference call may include forward- looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Brillian’s Web site at www.brilliancorp.com under the Investor Relations section. Brillian will maintain an audio replay of this conference call on its Web site through the fourth quarter of 2003. No other audio replay will be available.

Brillian Corporation
1600 N. Desert Drive
Tempe, AZ 85281-1230

Brillian is presenting at the HDTV Conference in Marina Del Rey, California on November 13, 2003, and will be unveiling our first prototype HDTV product at the Consumer Electronics Show in January 2004.

About Brillian Corporation
Brillian Corporation develops, manufactures, and markets microdisplay products and systems that power some of today’s most innovative applications, including rear-projection high-definition televisions, multi-media front projectors, and near-to-eye products, such as monocular or binocular headsets. Brillian’s LCoS® Gen I and LCoS® Gen II microdisplay technologies address the market demand for a high-performance display solution with high-image fidelity, high-resolution scalability, and high-contrast ratios for picture-perfect viewing. The company’s website is www.brilliancorp.com.

LCoS and Brillian are registered trademarks of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward looking statements include expectations regarding (i) the company’s manufacturing and marketing plans, (ii) the future operating results of the company, including expectations regarding revenue, gross margin improvements, expenses, and losses per share for the fourth quarter of fiscal 2003 and for the entire 2004 fiscal year, and (iii) the company’s timing for achieving gross margin and operating profit break-even. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customer’s products; (c) the failure of Brillian products to deliver commercially acceptable performance; (d) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Brillian’s Form 10 and related documentation filed with the SEC in connection with its spin-off from TFS.

Brillian Corporation
1600 N. Desert Drive
Tempe, AZ 85281-1230

BRILLIAN CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Total net sales	$703	$345	$1,834	$794
Costs and Expenses:
Cost of sales	2,376	2,638	7,194	9,779
Selling, general, and administrative	1,169	825	3,434	2,637
Research and development	1,814	2,004	5,211	6,628

	5,359	5,467	15,839	19,044

Operating loss	(4,656)	(5,122)	(14,005)	(18,250)
Other Income (Expense):
Interest, net	14	—	14	—
Loss before income taxes	(4,642)	(5,122)	(13,991)	(18,250)
Benefit from income taxes	(160)	—	(160)	—

Net Loss	$(4,482)	$(5,122)	$(13,831)	$(18,250)

Loss per Common Share:
Basic and diluted	$(0.84)		$(2.59)

Weighted Average Number of Common Shares:
Basic and diluted	5,333		5,333

Brillian Corporation
1600 N. Desert Drive
Tempe, AZ 85281-1230

BRILLIAN CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	SEPTEMBER 30, 2003	DECEMBER 31,2002

	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,537	$—
Accounts receivable, net	574	348
Inventories	2,848	2,584
Deferred tax asset	511	—
Other current assets	765	427

Total current assets	24,235	3,359
Property, plant and equipment, net	6,776	8,218
Intangibles, net	8,943	9,627
Other Investments	6,331	6,331

	$46,285	$27,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$690	$516
Accrued compensation	222	573
Accrued liabilities	612	192
Deferred revenue	72	335

Total current liabilities	1,596	1,616

Deferred tax liability	1,441	—
Commitments and Contingencies
Stockholders’ Equity:
TFS net investment	—	25,919
Common stock	5	—
Additional paid-in capital	45,688	—
Deferred stock compensation	(1,466)	—
Accumulated deficit	(979)	—

Total stockholders’ equity	43,248	25,919

	$46,285	$27,535

Brillian Corporation
1600 N. Desert Drive
Tempe, AZ 85281-1230